Exhibit 10.1

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the “Amendment”) is dated as of June 17, 2010 (the “Effective Date”) by and between Carmine T. Oliva (the “Executive”) and EMRISE Corporation, a Delaware corporation (the “Employer”) (taken together, the “Parties”) and amends the Employment Agreement, dated November 1, 2007 between the Parties (the “Employment Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to those terms in the Employment Agreement.

RECITALS

WHEREAS, Executive currently holds the position of Chief Executive Officer.

WHEREAS, Executive and the Employer desire to modify the Change in Control provisions of the Employment Agreement and provide Executive with consideration for such modifications.

WHEREAS, the Employer wishes to provide an incentive to Executive to close on the sale of stock of Advanced Control Components, Inc. and Custom Components, Inc. (the “ACC Sale”) in order to pay a substantial portion of the debts owed to Employer’s senior lender and a majority of the debt owed to the Advanced Control Components, Inc. sellers.

NOW, THEREFORE, in consideration of the premises, mutual agreements and provisions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                       Change in Control Benefits.  In lieu of the Change in Control benefits provided under the Employment Agreement, Executive shall be eligible to receive the benefits described below, subject to the terms and conditions provided herein.

2.                                       ACC Payment.  Upon the first to occur of (a) the closing of the ACC Sale and (b) any other Change in Control, Executive will be entitled to receive a one-time payment equal to $220,000 (the “ACC Sale Payment”), to be paid as follows.  A lump sum payment equal to $85,000 shall be paid to Executive within thirty days following the closing date of the ACC Sale or such other Change in Control, but in no event later than March 15 of the calendar year immediately following the calendar year in which such closing occurs.  Four additional monthly payments of $33,750 each (for a total of $135,000) shall be paid to Executive beginning on the date that is thirty days following the closing date of the ACC Sale or such other Change in Control, provided that all such payments shall be completed not later than March 15 of the calendar year immediately following the calendar year in which such closing occurs.

3.                                       Severance Benefit.  In the event of a termination of the Employment Agreement as a result of a Constructive Termination or by Executive for Good Reason, in each case within nine months following the occurrence of a Change in Control, Executive shall be entitled to receive, in addition to any payments and benefits to which Executive may be entitled pursuant to Section 7(c) of the Employment Agreement (as reduced pursuant to Section 5 hereof), a lump sum payment equal to $125,000, provided that Executive signs an appropriate separation agreement in a form acceptable to Employer, which includes a release of all claims against Employer to the fullest extent permitted by law, such agreement actually enters into effect following any revocation period required by law, and Executive complies fully with any continuing obligations under the Employment Agreement.  Such payment shall be made on the first business day following the expiration of the revocation period described in the preceding sentence (provided Executive has not tendered his revocation), but, in any event, not later than the Short-Term Deferral Date.

4.                                       Forfeiture of Change in Control Payment.  Executive hereby forfeits all rights and claims to any payment that may become payable pursuant to Section 8 of the Employment Agreement in connection with any Change in Control that occurs on or after the date of this Amendment, including, but not limited to, the ACC Sale, and Section 8 of the Employment Agreement is hereby deleted, and all subsequent section numbers and section references in the Employment Agreement are adjusted accordingly.

5.                                       Severance Payment Offsets.  The aggregate amount of the ACC Sale Payment that is paid or becomes payable to Executive pursuant to this Amendment, up to a maximum of $125,000, shall reduce, dollar for dollar, the total amount that may be payable to Executive pursuant to Section 7(b) or 7(c) of the Employment Agreement, reduced for (a) amounts payable pursuant to Section 7(c)(i) for Salary that is accrued as of the date of termination and (b) amounts payable pursuant to Section 7(b)(i) (such total amount, as reduced, the “Severance Payment”).

6.                                       Continued Medical Benefits Payments.  The aggregate amount of the monthly installment payments payable to Executive pursuant to Section 7(c)(iv) of the Employment Agreement in the event that Employer’s medical insurance plan does not allow Executive’s continued participation shall not exceed two times the lesser of (a) the Executive’s annual compensation for services provided to the Employer for the calendar year immediately preceding the calendar year in which the Executive’s employment terminates and (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment terminates.

7.                                       Tax Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Employer from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

8.                                       Effect of Employment Agreement and Amendment.  Except as amended by this Amendment, the Employment Agreement shall remain in full force and effect.  If there is any conflict between the terms of the Employment Agreement and the terms of this Amendment, the terms of this Amendment shall control.

9.                                       Entire Agreement.  This Amendment constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings relative to such subject matter.

10.                                 Counterparts.  This Amendment may be executed in counterparts and/or by facsimile or pdf, all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, this Amendment No. 1 to Employment Agreement has been executed as of the date and year first above written.

/s/ Carmine T. Oliva
Carmine T. Oliva

EMRISE CORPORATION

By:	/s/ D. John Donovan
Name: D. John Donovan
Title: Chief Financial Officer